Exhibit 10.40

AMENDMENT TO

SEVERANCE AGREEMENT

The provisions of this Amendment will govern and control over any and all conflicting and/or inconsistent provisions of like or similar nature in that certain Severance Agreement (“Severance Agreement”) entered into between Executive and US Foods, Inc. (f/k/a U.S. Foodservice, Inc., and referred to herein as the “Employer”).

WHEREAS, Section 5 of the Severance Agreement includes certain limitations on the timing of payments under the Severance Agreement;

WHEREAS, the parties seek to comply with the requirements of, and avoid the potential imposition of an additional tax liability for Executive under, Section 409A of the Internal Revenue Code (together with any related regulations or other pronouncements thereunder, “Section 409A of the Code”).

WHEREAS, Section 5.6 of the Severance Agreement permits the Employer to defer payments “if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Employer, that does not cause such an accelerated or additional tax.”

WHEREAS, the parties seek to amend Section 5.6 of the Severance Agreement to clarify the timing of the commencement of certain of the payments and benefits, if due under the Severance Agreement, in order to maintain compliance with the requirements of Section 409A so that additional taxes are not imposed under Section 409A of the Code on payments made under the Severance Agreement.

NOW THEREFORE, the parties hereby agree to amend the Severance Agreement as follows.

All words and phrases used in this Amendment will have the meanings ascribed to them in the Agreement unless explicitly defined otherwise in this Amendment.

The last sentence of Article 5.6 of the Severance Agreement is hereby deleted and replaced with:

“Additionally, for purposes of Section 409A of the Code, (i) if the commencement of any payment or benefit provided under Section 5.2 that constitutes “deferred compensation” under Section 409A of the Code could, by application of the terms of Section 5.2 occur in one of two taxable years, then the commencement of such payment or benefit shall begin on the first payroll date occurring in January of such second taxable year, (ii) any references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” with the Employer and its affiliates within the meaning of Section 409A of the Code and (iii) to the extent the Executive is entitled to receive a Gross-Up Payment pursuant to Section 8, such Gross-Up Payment shall be paid by the end of the taxable year following the taxable year in which the Executive pays the taxes to be grossed-up.”

The Agreement, as amended hereby, is affirmed in all respects and will continue in full force and effect except as amended by this Amendment. To the extent the provisions of this Amendment are inconsistent with the provisions of the Agreement, the provisions of this Amendment will control.

This Amendment shall be effective as of December 20, 2013. Except as amended pursuant to this letter, the Severance Agreement shall continue in full force and effect on and after such date.

By signing below Executive hereby acknowledges and agrees to this Amendment, and hereby confirms the treatment provided in the Amendment.

Executive also acknowledges and agrees that Employer shall provide Executive with an updated, conformed copy of the Severance Agreement with this Amendment (and any other previously agreed upon amendments) incorporated therein.

For the Employer:

By:

Print Name:

Date:

Accepted and agreed by Executive effective as of the date specified above:

By:

Print Name:

Date:

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